State of Rio de Janeiro Judicial Branch Exhibit 2
Court of Law
Capital District
Registry of the 7th Business court
Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel .: 3133 2185 e-mail:cap07vemp@tjrj.jus.br

Pages.
Case: 0203711-65.2016.8.19.0001
Electronic Process

Class/Subject: Judicial Reorganization
Plaintiff: OI S.A.
Plaintiff: TELEMAR NORTE LESTE S.A.
Plaintiff: OI MÓVEL S.A.
Plaintiff: COPART 4 PARTICIPAÇÕES S.A.
Plaintiff: COPART 5 PARTICIPAÇÕES S.A.
Plaintiff: PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.
Plaintiff: OI BRASIL HOLDINGS COÖPERATIEF U.A.
Interested party: PROCURADORIA FEDERAL JUNTO ANATEL
Interested party: BANCO DO NORDESTE DO BRASIL S.A.
Judicial Administrator: ESCRITÓRIO DE ADVOCACIA ARNOLDO WALD
Interested party: CHINA DEVELOPMENT BANK COORPORATION
Interested party: GLOBENET CABOS SUBMARINOS S.A.
Interested party: GOLDENTREE DISTRESSED FUND 2014 LP E OUTROS
Interested party: PTLS SERVIÇOS DE TECNOLOGIA E ASSESSORIA TÉCNICA LTDA
Interested party: MAZZINI ADMINISTRAÇÃO LTDA
Interested party: TIM CELULAR S.A E OUTRO
Interested party: JEAN LEON MARCEL GRONEWEGEN
Interested party: THE BANK OF NEW YORK MELLON S.A
Judicial Expert: RIO BRANCO SP CONSULTORES ASSOCIADOS LTDA
Legal Representative: MARCELO CURTI
Interested party: SOCIETÉ MONDIALE FUNDO DE INVESTIMENTO EM AÇÕES

___________________________________________________________
On this date, I send the case records to the honorable judge
Fernando Cesar Ferreira Viana

April 24, 2019

Decision

1. Pages 370,458/370,465 and 370,487/370,738: In compliance with the order on pages 366,034/366,037, the companies under reorganization announce the holding of the 220nd Minutes of the Meeting of the Board of
Directors, in which topics were presented and where deliberations were made that are now being presented to this judiciary. Consulted, the Public Prosecutor’s Office describes being surprised by the deliberations of the
Board of Directors of the companies under reorganization which, in a way that is completely contrary to the principles of the perseveration of the company, arranged for the exponential increase of its members’
compensations. The Public Prosecutor’s Office maintains that the institution of Judicial Reorganization has a contractual nature and that its primary objective is the uplifting of the viable company’s business, which requires the burden of sacrifices from all those involved, especially their creditors. Nonetheless, the Public
Prosecutor’s Office explains that it would be natural and even expected that the controlling stockholders and managers of the company undergoing difficult times also contribute their part of the burden, by reducing their personal compensation; however, in a completely contrary manner, they surprised everyone with a proposal to increase the compensation of the members of its Board of Directors, which may generate an overall increase of around 113.85%, which is not in line with the principles of a company under the judicial reorganization regime.
The Public Prosecutor’s Office clarifies that Director Ricardo Raisen did well because he not only voted against the remuneration increase, but also refused to receive this compensation portion, in accordance with the guiding principles of corporate law, in particular, the duties of fair dealing and diligence, as well as those that guide the judicial reorganization legislation, especially the principle of preservation of the company. It states that such proposal, apart from not having previously been brought to the attention of this Court and to the creditors, also runs against the principles of good faith and procedural morality, thereby not allowing the Public Prosecutor’s
Office to align with the proposal, and thereby recommends that it should not be approved at the annual general meeting to be held on April 26. Well, the Public Prosecutor’s Office consistently and clearly stated its position,

State of Rio de Janeiro Judicial Branch Court of Law Capital District Registry of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel .: 3133 2185 e-mail:cap07vemp@tjrj.jus.br which, in view of the state of the judicial reorganization of the companies, it considered should be supported, particularly by members of Management and the Board of Directors. The Judicial Reorganization procedure covers collective legal situations and the situation being analyzed involves the restructuring of a complex business with thousands of creditors. Therefore, it seems intuitive that there is a need to broadly discuss the actions undertaken during the judicial supervision. For this reason, this Court accepts the grounds of the opinion of the Public Prosecutor’s Office, and orders the immediate subpoena of the Chief Executive Officer and the Chairman of the Board of Directors of the OI GROUP – In Judicial Reorganization, so they become aware of the opinion the Public Prosecutor’s Office and bring it to the attention of the stockholders at the annual general meeting on April 26, 2019, pursuant to item IV-1 of said meeting.

2. Pages. 368.864/368.872 (Pet. Zeinal): Inform the Companies under reorganization and the Judicial Administrator.

Provide notification to all and inform the Public Prosecutor's Office in person.

Rio de Janeiro, April 24, 2019.

Fernando Cesar Ferreira Viana – Judge

___________________________________________________________ Received by the honorable judge Fernando Cesar Ferreira Viana At ____/____/_____

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